Shareholder Meeting Results (unaudited)

The Special Meeting of Shareholders of Aquila Three Peaks High Income Fund (the 'Fund') was held on September 17, 2013. The holders of shares representing 83% of the total net asset value of the shares entitled to vote were present in person or by proxy. At the meeting, the following matters were voted upon and approved by the shareholders (the resulting votes for each matter are presented below).

Dollar Amount of Votes:

1. To elect Trustees.

	Trustee			For			Withheld

	Tucker Hart Adams	$247,646,181		$4,373,251
	John M. Burlingame	$248,042,948		$3,976,484
	Gary C. Cornia		$248,062,160		$3,957,272
	Grady Gammage, Jr.	$248,041,113		$3,978,319
	Diana P. Herrmann	$248,104,520		$3,914,912
     	 Theodore T. Mason 	$247,986,093		$4,033,338
	Glenn O'Flaherty	$248,028,643		$3,990,789
	Russell K. Okata	$247,841,191		$4,178,240
      	John J. Partridge	$247,965,173		$4,054,259


2. To ratify the selection of Tait, Weller & Baker LLP as the Fund's independent registered public accounting firm.

		For		Against	       Abstain

		$247,342,036	$2,246,539     $5,380,905


3. To adopt an Amended and Restated Declaration of Trust regarding:



		For
		Against
		Abstain		BNV*


D.
Removal of trustees

		$163,691,357
$5,631,694
$4,885,168	$80,761,260

E.
Indemnification/liability of Trustees, officers and employees

$162,328,343
	$6,903,236
	$4,976,623	$80,761,278


H.
Series and classes

$162,905,262
	$6,311,309
	$4,991,649	$80,761,260



4. To approve changes the Fund's fundamental policies relating to:

A.
Concentration of Fund investments

		$163,839,530
$5,448,767
	$4,919,931	$80,761,251


B.
lending of Fund assets

		$161,315,984
	$7,741,139
$5,151,088	$80,761,269


C.
Borrowing of money

$161,122,347
$7,680,813
	$5,405,051	$80,761,269

D.
Issuance of senior securities

$162,207,376
	$6,202,168
	$5,798,684	$80,761,251


E.
Investments in commodities

		$160,511,364
$8,430,869
	$5,265,995	$80,761,251


F.
Certain affiliated transactions

		$161,450,077
$6,276,524
$6,481,609	$80,761,269


G.
Investments in real estate

		$162,254,626
	$6,942,435
	$5,011,158	$80,761,260


H.
Underwriting
	$162,543,754
$5,776,611
$5,887,846	$80,761,269




*Broker NOn-Votes.



Shareholder Meeting Results (unaudited)

The Special Meeting of Shareholders of Aquila Three Peak Opportunity Growth Fund (the 'Fund') was held on September 17, 2013. The holders of shares representing 54% of the total net asset value of the shares entitled to vote were present in person or by proxy. At the meeting, the following matter was voted upon and approved by the shareholders (the resulting votes are presented below).

		Dollar Amount of Votes:


1.  To act on an Agreement and Plan of Reorganization


		For		Against		Abstain

		$26,181,397	$611,463	$644,565